Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Termination Agreement”) dated solely for reference purposes as of January 28, 2019, between Emery Station Joint Venture, LLC, a California limited liability company (“Landlord”), and Gritstone Oncology, Inc., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant are parties to that certain Lease entered into as of November 23, 2015, as amended by that certain Storage Space Rental Agreement dated as of July 26, 2017, and that certain First Amendment to Lease, effective as of September 24, 2018 (collectively, the “Lease”), relating to approximately 13,132 rentable square feet, known as Suite No. 210, and approximately 322 square feet, known as storage space P2N (collectively, the “Premises”) located within the building commonly known as Emery Station I and located at 5858 Horton Street, Emeryville, California (the “Building”), all as more particularly described in the Lease.

B. The Lease Term is scheduled to expire on March 31, 2023 (the “Stated Expiration Date”), and Tenant desires to terminate the Lease prior to the Stated Expiration Date. Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement.

NOW, THEREFORE, in consideration of the above preambles which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Effective as of the date that Tenant vacates the Premises in compliance with the requirements of Section 12.1 of the Lease (as modified pursuant to Section 4(b) below) (the “Early Expiration Date”), which date shall be no later than sixty (60) days after the Rent Commencement Date under the ESW Lease (as defined in Section 9 below) (the “Outside Early Expiration Date”), and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, below, the Lease is terminated and the term of the Lease shall expire with the same force and effect as if the Lease Term were, by the provisions thereof, fixed to expire on the Early Expiration Date.

2. Effective as of the Early Expiration Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Expiration Date.

3. Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Expiration Date and, effective as of the Early Expiration Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Expiration Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 5 below are true and correct.

4. On or prior to the Early Expiration Date, Tenant shall:

(a) Fulfill all covenants and obligations under the Lease applicable to the period prior to and including the Early Expiration Date.

(b) Completely vacate and surrender the Premises to Landlord in accordance with the terms of Section 12.1 of the Lease, except that notwithstanding the terms of such Section 12.1, Tenant shall not be required to remove any Cables. Without limitation, Tenant shall leave the Premises in as clean, good and tenantable condition as existed on the Commencement Date, ordinary wear and tear and damage caused by Landlord excepted, with a post-occupancy study of Hazardous Materials in accordance with the terms and conditions of Section 7.1(d)(10) of the Lease, and free of all movable furniture and equipment, and shall deliver the keys to the Premises to Landlord or Landlord’s designee. To the extent any Hazardous Materials introduced by Tenant remain in the Premises after the Early Expiration Date, Landlord and Tenant shall remain liable as set forth in the Lease. Tenant shall be deemed to be occupying the Premises on a holdover basis if: (i) any required remediation or removal in compliance with the Lease (as identified in the post-occupancy study identified in Section 7.1 (d)(10) of the Lease) has not been completed as of the Early Expiration Date; and (ii) the failure to complete such remediation and removal work delays occupancy of the Premises by an incoming tenant.

5. Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no actual knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) Tenant is not a party to any outstanding contracts for the supply of labor or material and Tenant has not done or is not doing any work in, to or about the Premises which has not been fully paid for and for which Tenant has not obtained appropriate waivers of mechanic’s liens. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Expiration Date.

6. Notwithstanding anything in this Termination Agreement to the contrary, Tenant shall remain liable for all adjustments with respect to Tenant’s Share of Operating Expenses and Taxes for that portion of the calendar year up to and including the Early Expiration Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein; provided, however, Landlord shall make reasonable efforts to provide an estimate of such adjustments as of the Early Expiration Date.

7. Tenant agrees that the terms of the Lease, as modified by this Termination Agreement, are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of the Lease, as modified by this Termination Agreement, to any other person without Landlord’s prior written consent, except (a) to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, (b) to an assignee of the Lease or subtenant of the Premises, (c) to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce the Lease, or (d) public disclosures to the extent required to be made in connection with Tenant’s obligations as a public company.

8. If Tenant holds over in the Premises beyond the Outside Early Expiration Date, Tenant shall be liable for 150% of the Monthly Base Rent payable under the Lease prior to the Outside Early Expiration Date, and 100% of any increases for Rent Adjustments, as reasonably estimated by Landlord (the “Holdover Rent”). The Holdover Rent shall be prorated on a per diem basis and on a per square foot basis, from the period commencing with the Outside Expiration Date and ending on the actual Early Expiration Date. Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Premises beyond the Outside Early Expiration Date.

9. Landlord and Tenant acknowledge and agree that this Termination Agreement shall be entered into concurrently with the execution of a lease agreement by and between Emery Station West, LLC, a California limited liability company, and Tenant for space comprising a portion of the third (3rd) floor of the building located at 5959 Horton Street, Emeryville, California (the “ESW Lease”).

10. This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

11. This Termination Agreement shall be governed by the laws of the State of California. Each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other. The provisions of this Section shall survive the expiration or earlier termination of this Termination Agreement.

12. This Termination Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements except as stated herein.

13. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

14. In the case of any inconsistency between the provisions of the Lease and this Termination Agreement, the provisions of this Termination Agreement shall govern and control.

15. Capitalized terms used in this Termination Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Termination Agreement.

16. Tenant and Landlord each represents to the other that its signatory of this Termination Agreement has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

17. This Termination Agreement may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Termination Agreement may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Termination Agreement signed by the other party to the same extent as if such party had received an original counterpart.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

LANDLORD:				TENANT:

Emery Station Joint Venture, LLC,				Gritstone Oncology, Inc.,
a California limited liability company				a Delaware corporation

By:	Emery Station West Associates, LLC
	a California limited liability company,			By:	/s/ A. R. Allen
	its Managing Member			Print Name:	A. R. Allen
				Its:	President & CEO
	By:	Wareham-NZL, LLC
a California limited liability company,
		its Manager		By:	/s/ Jean-Marc Bellemin
				Print Name:	Jean-Marc Bellemin
		By:	/s/ Richard K. Robbins	Its:	EVP & CFO
Richard K. Robbins
Manager

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